Exhibit 10.21

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 28, 2019 (the “Effective Date”) by and between LiveXLive Media, Inc., a Delaware corporation (the “Company”) and Michael Bebel (“Executive”).

The Company and Executive sometimes are referred to herein collectively as the “Parties” and each individually as a “Party.”

The Company and Executive, intending to be legally bound, agree as follows:

1 Employment. On the terms and subject to the conditions contained herein, the Company hereby employs Executive, and Executive accepts such employment with the Company.

2 Term. This Agreement is effective as of the Effective Date. The Company agrees to employ Executive in accordance herewith during the period starting on the Effective Date and ending on and inclusive of the date three (3) years thereafter, subject to any earlier termination of Executive’s employment hereunder pursuant to Article 7. The period starting on the Effective Date and ending on and inclusive of the date three (3) years thereafter, regardless of any termination of Executive’s employment hereunder, is referred to herein as the “Term”. The period starting on the Effective Date and ending on and inclusive of the earlier of (a) the date three (3) years thereafter, and (b) the Termination Date (as defined in Section 8.1) is referred to herein as the “Employment Period”.

3 Position and Duties. The Company agrees that during the Employment Agreement:

3.1 Title; Reporting

(a) (i) The provisions of this Section3.1(a) are subject to Sections3.1(b),3.1(c), and3.1(d).

(ii) The Company will employ Executive as the Senior Executive Vice President of the Company. Other than (x) the Chief Executive Officer of the Company (the “CEO”) and (y) the President, if any, of the Company (the “President”), and subject to the Reporting Exception (as defined in Section 3.1(b)), Executive will be the most senior executive officer of the Company and of each and all of its Affiliates (as defined in Section 9.5(a)) (the Company, together with all of its Affiliates, are referred to herein collectively as the “Company Group”). Executive will report solely and directly (A) to the CEO, or (B)if so directed in writing by the board of directors of the Company (the “Board”) or by the CEO, to the President, if any, (the individual to whom Executive reports pursuant to clauses (A) or (B) above, the “Approved Reporting Officer”). Other than the CEO and the President, if any, and subject to the Reporting Exception, no other employee or officer of the Company Group will have any authorities, duties, offices, positions, powers, reporting relationships, responsibilities, or titles equal or superior to those of Executive, except that each of the Chief Financial Officer of the Company (the “CFO”), the Chief Strategy Officer of the Company (the “CSO”), the Chief Development Officer of the Company (the “CDO”), the President of Programming and Content Development of the Company (the “President of Programming”), and the General Counsel of the Company (the “GC”) is permitted to have authorities, duties, offices, positions, powers, reporting relationships, responsibilities, or titles equal to, but not superior to or the same as, those of Executive(the foregoing exception solely with respect to the CFO, the CSO, the CDO, the President of Programming and the GC, the “Designated Officers Exception”). The Company acknowledges and agrees that the title and office of the President of Programming is different from the title and office of the President, and that at all times during the Term the title and office of the President is and will be senior in all respects to the office and title of the President of Programming.

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(iii) Other than the CEO and the President, if any, and subject to the Designated Officers Exception and the Reporting Exception, the Company will not (A) appoint any other person to a position more senior than, or equivalent in status to, that held by Executive (whether in terms of any authorities, duties, offices positions, powers, reporting relationships, responsibilities, titles, or otherwise), (B) appoint any other person to act jointly with Executive, or (C) require Executive to share with any person any of Executive’s authorities, duties, powers, reporting relationships, responsibilities, or titles. Subject only to (x) Section 3.1(a)(iv) and (y) the Reporting Exception, each and all of the employees and officers of the Company Group (including the most senior executives of each Affiliate of the Company and of the Company’s and its Affiliates’ respective operating units and divisions) will report directly to Executive or, at Executive’s election, to any designee(s) of Executive.

(iv) Notwithstanding anything to the contrary contained herein: (A)the CEO may cause each of the following, but no other persons, to report directly to the CEO rather than to Executive: (i)the CFO,(ii)the CSO, (iii) the CDO, (iv) the President of Programming of Programming and (v) the GC, (B)the CEO, or the Board, may cause employees solely or primarily performing finance, accounting, human resources, or investor relations functions to report directly to the CFO, (C) subject to the condition that the CEO or the Board causes the CSO to inform Executive of all strategy, mergers and acquisitions, and related matters (in each case whether actual, potential, pending, completed, or otherwise)in regards to the Company Group or any member thereof on a timely manner and on a regular basis, the CEO or the Board may cause employees solely or primarily performing strategy, mergers and acquisitions, and related functions to report directly to the CSO, (D) subject to the condition that the CEO or the Board causes the CDO to inform Executive of all business development activities and all other activities of the CDO (in each case whether actual, potential, pending, completed, or otherwise)in regards to the Company Group or any member thereof on a timely manner and on a regular basis, the CEO or the Board may cause employees solely or primarily performing business development functions to report directly to the CDO, (E) subject to the condition that the CEO or the Board causes the President of Programming to inform Executive of all programming and content development activities and all other activities of the President of Programming (in each case whether actual, potential, pending, completed, or otherwise)in regards to the Company Group or any member thereof on a timely manner and on a regular basis, the CEO or the Board may cause employees solely or primarily performing programming or content development functions to report directly to the President of Programming, and (F) the CEO or the Board may cause the GC of the Company to report directly to both the CEO and to Executive may cause employees solely or primarily performing legal functions to report directly to the GC.

(b) Notwithstanding Section 3.1(a), and subject to Section 3.1(c): (i) with respect to any entity acquired by the Company which becomes an Affiliate of the Company after the Effective Date (an “Acquired Entity”), the failure of the Company to cause all employees of such Acquired Entity to report directly or indirectly to Executive, in and of itself, shall not constitute a breach of this Agreement or a basis for the Executive’s termination for Good Reason pursuant to Section 7.6; and (ii) the CEO or the Board may cause only the most senior executive officer of any Acquired Entity (and any successor to such most senior executive officer) to report directly to the CEO rather than to Executive (the exception set forth in this clause (ii), the “Reporting Exception”). If the CEO or the Board causes only the most senior executive officer of an Acquired Entity to report directly to the CEO rather than to Executive pursuant to and in accordance with this Section 3.1(b), then during the period in which such officer (or any successor) reports directly to the CEO rather than to Executive in accordance herewith, the Acquired Entity of which such officer is the most senior executive officer is referred to herein as an “Exempt Subsidiary”.

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(c) Without limiting the general provisions of Section 3.1(a), and notwithstanding any express exceptions thereto, including the Designated Officers Exception and the Reporting Exception, the Company agrees that at all times during the Term:

(i) Executive’s authorities, duties, powers, and responsibilities will include all of Executive’s authorities, duties, powers, and responsibilities as of the Effective Date, including (A) the day-to-day control, direction, management, and supervision of the following functions for the Company Group: operations and operational resources; marketing; sales; products; content programming (subject to the last sentence of this Section 3.1(c)(i)); and technology and technology development (each of the foregoing, a “Protected Function”), and (B) general supervision, direction, and control of the day-to-day business and affairs of Slacker, Inc., (including any successor or assign of Slacker, Inc. that is a member of the Company Group) (“Slacker”) and the business conducted using the assets owned or controlled by Slacker. Notwithstanding the foregoing, only during any period of the Term in which a person holds the title and office of President of Programming, only the functions of creating, developing, and producing content programming for the Company Group do not constitute a Protected Function hereunder, but in each case only if, and then only to the extent, any such function is delegated to the President of Programming by the CEO or the Board; and

(ii) all employees who solely or primarily perform services relating to any Protected Function or who solely or primarily perform functions for Slacker, including the Chief Operating Officer of the Company, the Chief Marketing Officer of the Company, the Chief Technology Officer of the Company (or, if any of the foregoing titles does not exist at any time during the Term, the closest equivalent title thereto), and the most senior officer of Slacker, will report directly to Executive or Executive’s designee.

(d) [RESERVED]

3.2 Duties. Executive will have general supervision, direction, and control of the day to day business and affairs of the Company Group excluding only each Exempt Subsidiary (if any), subject to (x) the budget of the Company then in effect, and, (y) without limiting the provisions of Section 7.6, the direction and control of the Approved Reporting Officer. Subject to the reasonable direction and control of the Board and such Written Policies (as defined below) as may be established from time to time by the Board, the authority and responsibilities of the Executive shall include: (a) managing the day-to-day business operations of the Company Group; (b) supervising, coordinating, and managing the Company Group’s business, operations, activities, operating expenses, and capital allocation; (c) matters relating to the Company Group’s employees and officers (other than employment matters relating to (t)the CEO,(u) the President, if any, (v) the CFO, but only if the CEO causes the CFO to report to the CEO rather than to Executive, (w) the CSO, but only if the CEO causes the CSO to report to the CEO rather than to Executive, (x) the CDO, but only if the CEO causes the CDO to report to the CEO rather than to Executive, (y) the President of Programming, but only if the CEO causes the President of Programming to report to the CEO rather than to Executive, (z) the GC, but only if the CEO causes the GC to report to the CEO rather than to Executive, and (z) any individual who the CEO causes to report directly to the CEO rather than to Executive pursuant to and in accordance with the Reporting Exception), including hiring, terminating, setting compensation of, the positions or titles (including promotions) of, and allocating responsibilities of such employees and officers subject to the applicable Written Policies, if any; and (d) such other authorities, duties, powers, and responsibilities typically exercised by a Senior Executive Vice President. As used herein, “Written Policy(ies)” shall mean, and include, any policy or procedure of the Company, the Board or the Compensation Committee of the Board (the “Compensation Committee”), as the case may be, in each case which has been set forth in writing and (i) delivered to the Executive or (ii) of which the Executive has been informed in writing.

3.3 Location. Executive’s principal place of business will be the Company’s principal executive offices located in the metropolitan Los Angeles, California area.

3.4 Confidentiality, Non-Interference and Invention Assignment. As a condition of employment, Executive shall execute and comply with the Confidentiality, Non-Interference and Invention Assignment Agreement attached hereto as Exhibit “A” (“Confidentiality Agreement”).

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4 Services. During the Employment Period, Executive shall devote substantially all of Executive’s working time, attention, and efforts to the Company, excluding any periods for illness, incapacity, and vacations, subject to the policies established by the Compensation Committee, except as otherwise specifically provided herein. Notwithstanding the immediately preceding sentence or anything to the contrary contained herein, during the Employment Period Executive is permitted (a) to serve on the boards of directors, the boards of trustees, or any similar governing bodies, of any corporations or other business entities, of any charitable, educational, religious, or public service organizations, or of any trade associations, (b) to engage in charitable activities and community affairs, (c) to engage in venture investing, and (d) to manage Executive’s personal investments, in each case so long as such activities are disclosed to the Board, do not compete with the business of the Company, and do not interfere with Executive’s performance of this Agreement and which shall take first priority over all other such activities as determined in the reasonable discretion of the Board. The Company hereby acknowledges and agrees that all such activities conducted by Executive as of the Effective Date (including all boards of directors on which Executive serves as of the Effective Date) which are listed in Schedule “1” to this Agreement, do not interfere with Executive’s performance of this Agreement and do not compete with the business of the Company.

5 Compensation

5.1 Base Salary

(a) During the Employment Period, the Company shall pay to Executive a cash base salary at the following applicable rates: (i) during the period starting on the Effective Date and ending on the date immediately prior to the date on which the Salary Increase Event (as hereinafter defined) occurs: at the rate of not less than Two Hundred Seventy Five Thousand Dollars ($275,000) per annum; and (ii) from and after the date on which the Salary Increase Event occurs: at the rate of not less than Three Hundred Twenty Five Thousand Dollars ($325,000) per annum. During the Employment Period the Board (or the Compensation Committee) shall review Executive’s annual cash base salary not less frequently than on an annual basis and may increase (but not decrease, including as it may be increased from time to time) such base salary. Executive’s annual cash base salary, as it may be increased from time to time, is referred to herein as the “Base Salary”. The Company shall pay the Base Salary to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments.

(b) For the purposes hereof, the term “Salary Increase Event” has the meaning set forth on Schedule 5.1(b) attached hereto and incorporated herein by reference.

5.2 Reimbursement of Relocation Expenses. The Company acknowledges that prior to the Effective Date Executive relocated his primary residence to work full time from the Company’s principal executive offices located in the metropolitan Los Angeles, California area. In addition to the Base Salary and the Performance Bonus (as defined in Section 5.3), on or before the date thirty (30) days following the date of occurrence of the Salary Increase Event the Company shall (a) reimburse Executive for all costs, expenses, and fees incurred by Executive in connection with Executive so relocating his primary to the Los Angeles, California area to work full time from the Company’s principal executive offices (“Relocation Expenses”) in an amount not to exceed Thirty Five Thousand Dollars ($35,000) and (b) concurrently therewith pay to Executive an additional amount (the “Relocation Gross-Up”) such that the net after-tax proceeds to Executive of the reimbursement of his Relocation Expenses and the Relocation Gross-Up (at his then-current combined state and federal marginal income tax rates) is equal to Executive’s reimbursable Relocation Expenses.

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5.3 Annual Performance Bonus.

(a) In addition to the Base Salary, Executive is eligible to earn an annual fiscal year cash performance bonus (a “Performance Bonus”) for each whole or partial fiscal year of the Employment Period in accordance with the Company’s annual bonus plan applicable to the Company’s senior executives (the “Annual Plan”). (The fiscal year, as of the Effective Date, is April 1 to March 31.) The Company agrees to use its good faith efforts to establish, or cause the establishment of the Annual Plan prior to March 31, 2019. Executive’s “target” Performance Bonus shall be one hundred percent (100%) of Executive’s average annualized Base Salary during the fiscal year for which the Performance Bonus is earned (disregarding any reduction to the Base Salary in violation of this Agreement). Executive’s “target” Performance Bonus is referred to herein as the “Target Bonus.” On or before the date sixty (60) days after the first day of each fiscal year of the Company occurring during the Employment Period the Compensation Committee shall meaningfully consult with Executive in connection with establishing the performance objectives for determining Executive’s Performance Bonus for the respective fiscal year, provided that the final determination shall remain in the complete and sole discretion of the Compensation Committee and the Board.

(b) The Company agrees that the performance objectives established under the Annual Plan for Executive will be no less favorable in the aggregate to Executive than the objectives established and used under the Annual Plan to determine the amount of the annual cash bonus payable to any other executive officer of the Company Group who participates in the Annual Plan (other than the CEO). Except as otherwise provided herein: (i) depending on such performance in any particular whole or partial fiscal year, and on the criteria set forth in the Annual Plan, the actual amount of the Performance Bonus for that fiscal year may be less than, equal to, or greater than the Target Bonus; (ii) the Company shall pay each Performance Bonus to Executive at the same time that annual cash bonuses are paid to the other senior executive officers of the Company Group, but in no event later than the fifteenth (15th) day of the third month following the end of the applicable fiscal year for which the Performance Bonus is earned; and (iii) except as provided in Article 8, Executive shall not be entitled to receive any Performance Bonus if Executive is not employed on the date on which annual cash bonuses for the applicable fiscal year are paid (or are payable in accordance with this Section 5.3), provided that, if the Executive’s employment shall end at the end of the Term, the Performance Bonus, if any, for the last fiscal year of the Term shall be payable as if the Executive was employed on the date on which annual cash bonuses for the applicable fiscal year are paid (or are payable in accordance with this Section 5.3) and shall be prorated based on the ratio of (x) the total number of calendar days elapsed in such fiscal year through and inclusive of the date on which the Term ends, to (y) the total number of calendar days in that fiscal year.

5.4 Initial Equity Grant. The following is in addition to any other equity-based compensation or equity awards the Company or any other member of the Company Group grants to Executive on or after the Effective Date (including any Other Equity Awards, as defined in Section 8.1):

(a) The Company acknowledges and confirms that prior to the Effective Date the Company granted to Executive nonqualified options (the “Options”) to purchase a total of three hundred fifty thousand (350,000) shares of the Company’s common stock, par value $0.001 (collectively, the “Shares”, and each, individually, a “Share”), at an exercise price equal to Four and 00/100 Dollars ($4.00). The Options (i) have a term of ten (10) years from the date of grant, and (ii) subject to Article 8, vest annually starting on January 31, 2018 as to one-third (1/3) of the Shares every anniversary thereafter (such that the Options shall be fully vested as of January 31, 2021), provided that on each such vesting date, Executive is employed by the Company (except as otherwise provided in Article 8). Subject to Article 8, each tranche of Shares subject to the Options shall become exercisable on the earlier of (x) one (1) year after the date each tranche shall vest, (y) the second anniversary of the Effective Date, or (z) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company. Notwithstanding the foregoing, in the event of a “Change of Control” (as defined in the Company’s 2016 Equity Incentive Plan (the “2016 EIP”)) any unvested portion of the Options shall vest and become exercisable effective immediately prior to such event.

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(b) In addition to the Options, the Company shall grant to Executive, as soon as practicable following the Effective Date, five hundred thousand (500,000) restricted stock units (“RSUs”). Subject to Article 8, the RSUs shall vest as follows: (i) a number of RSUs equal to the Initial Vested Amount (as hereinafter defined) shall vest on the later of (A) the date six (6) months after the Effective Date and (B) the earlier of (x) the expiration of any “lock up” agreement in respect of shares of capital stock of the Company to which Executive is subject, and (y) June 30, 2019 (the applicable date determined pursuant to clauses (A) and (B) above, (the “Initial Vesting Date”); and (ii) a number of RSUs equal to the Additional Vested Amount (as hereinafter defined) shall vest on such date every three (3) months thereafter through the date three (3) years after the Effective Date, provided that on a particular vesting date Executive is employed by the Company (except as other provided in Article 8). The RSUs will be evidenced by an Award Agreement (as defined in the 2016 EIP) between the Company and Executive and the provisions of which comply with this Agreement. Notwithstanding the foregoing, in the event of a “Change of Control” (as defined in the 2016 EIP) any unvested RSUs shall vest in full effective immediately prior to such event. Each vested RSU shall be settled by delivery to Executive of one share of common stock of the Company per vested RSU as soon as practicable after the applicable vesting date, but in no event later than March 15 of the calendar year immediately following the calendar year in which the applicable vesting date occurred (each such applicable date, the “Settlement Date”). Any fractional RSUs resulting from the application of the vesting schedule shall be aggregated and the RSUs resulting from such aggregation shall vest on the final vesting date. Upon each Settlement Date, Executive shall be entitled, at his discretion and to the extent permitted by applicable law, to satisfy his tax obligations arising in connection with the settlement of his RSUs through the sale by Executive in the open market of a number of shares of common stock of the Company underlying the RSUs up to the maximum applicable withholding rate. As permitted by law and subject to any required consents, on or before each Settlement Date, the Company shall use its commercially reasonable efforts to file a Registration Statement on Form S-8 with the SEC to allow the Executive (and if permitted by the Company, other senior executives) to settle a number of RSUs sufficient to cover his employment tax obligation arising in connection with the settlement of his RSUs in the open market pursuant to such Form S-8.For the purposes of this Agreement: (I) the term “Initial Vested Amount” means the amount determined by the following formula: , where “A” is the total number of calendar days occurring during the period from the Effective Date through the Initial Vesting Date; and (II) the term “Additional Vested Amount” means the amount determined by the following formula: .

5.5 Tax Withholding. The Company may withhold from any amounts payable hereunder, including any amounts payable pursuant to this Article 5 or pursuant to Article 8, any applicable federal, state, and local taxes that the Company is required withhold pursuant to any applicable law.

6 Benefits; Perquisites; Expenses

6.1 Benefits. Except as otherwise agreed to by the Executive or elected by the Executive in any applicable voluntary election materials, Executive shall be eligible to participate in and shall receive all or comparable benefits under all welfare plans, pension plans, fringe benefit plans, other benefit plans, and all other arrangements, plans, policies, and programs in each case (w) that the Company makes available generally to the senior executives of the Company or of any other member of the Company Group (other than the CEO or the President, if any), (x) that are sponsored or maintained by any member of the Company Group or to which any member of the Company Group contributes, (y) on a basis no less favorable than the basis as such arrangements, plans, policies, and programs are applicable or made available to the other senior executives of any member of the Company Group (other than the CEO and the President, if any), and (z) whether now existing or established hereafter, including (a) all accidental death, business travel insurance, death benefits, dental, disability (including short-term disability and long-term disability), flexible spending accounts, health, hospitalization, life insurance, long term care, medical, prescription drug, salary continuation, sickness, surgical, vacation, vision, welfare, wellness, and similar arrangements, plans, policies, or programs, and (b) all change in control, deferred compensation, deferred stock unit, executive compensation, incentive (or other) bonus (whether short-term, long-term, or otherwise), other equity-based compensation, pension, profit sharing, restricted stock, restricted stock unit, retention, retirement, savings, stock appreciation right, stock option, stock purchase, supplemental retirement, and similar arrangements, plans, policies, and programs (collectively, the “Benefit Plans”). The Company agrees that Executive’s eligible dependents shall have the right to participate in all Benefit Plans as permitted in accordance with the applicable terms of the respective Benefit Plan and that the Company’s medical and hospital plan shall provide coverage for Executive’s eligible dependents.

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6.2 Perquisites. Executive is entitled to receive such perquisites that the Company generally provides to its other senior executive officers in accordance with the then-current policies and practices of the Company.

6.3 Vacation. Executive is entitled to not less than four (4) weeks of paid vacation during each calendar year, taken in accordance with the generally applicable policies and procedures of the Company.

6.4 Business Expenses. The Company shall promptly pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Term in the performance of the Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and procedures of the Company.

6.5 Indemnification

(a) The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all expenses (including: attorneys’ fees, fees of experts, witness fees, fees of other professional advisors, other disbursements incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, appealing, or participating in a Proceeding (as hereinafter defined); bonds; all interest, assessments, and other charges paid or payable in connection with or in respect of the foregoing; and any federal, state, local, or foreign taxes imposed on Executive as a result of the actual or deemed receipt of any payments pursuant to this Section 6.5) (“Expenses”), demands, claims, damages, judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him, or on his behalf, in connection with the investigation, defense, prosecution, settlement or appeal(s) of any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism, investigation, inquiry, or hearing (including any administrative hearing), whether civil, criminal, administrative or investigative and to which Executive was or is a party or other participant or is threatened to be made a party or other participant (a “Proceeding”), or any claim, issue, or matter therein (including any Proceeding brought by or in the right of any member of the Company Group), by reason of or arising from the fact that Executive is or was a director, officer, employee, agent, or fiduciary of the Company or of any other member of the Company Group or, at the request of the Company, of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of or arising from anything done or not done by Executive in any such capacity or capacities, (including any Proceeding, or any claim, issue, or matter therein, by reason of or arising from: any actual or alleged breach by Executive of his fiduciary duty as a director or officer of any member of the Company Group; the registration, purchase, sale, or ownership of any securities of the Company or any fiduciary obligation owed with respect thereto; or any misstatement or omission of material fact by the Company in violation of any duty of disclosure imposed on the Company by any federal, state, or foreign securities or common laws), provided that Executive acted in good faith and in a manner that was not grossly negligent and Executive reasonably believed to be in or not opposed to the best interests of the Company or such other member of the Company Group, and, with respect to any criminal Proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. Notwithstanding the foregoing, solely with respect to any Proceeding brought by or in the right of the Company, the Company is not obligated to so indemnify Executive in respect of any claim, issue, or matter in such Proceeding as to which Executive shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite such adjudication but in view of all the circumstances in the Proceeding, Executive is fairly and reasonably entitled to indemnity for Expenses and such other amounts which the Court of Chancery or such other court shall deem proper. The Company also shall pay any and all Expenses incurred by Executive as a result of Executive being called as a witness in connection with any matter involving the Company, any other member of the Company Group, or any of its or their respective officers or directors, provided that the Company shall not be obligated to pay for any such attorney’s fees if there is no appreciable risk of liability to Executive as a result of serving as such a witness, provided further that, in such event, the Company (at its expense) will provide Executive with reasonable access to the Company’s legal counsel for the sole purpose of advising Executive in connection Executive’s serving as such a witness. Without limiting the generality of the foregoing, the Company’s covenants and obligations under this Section 6.5 include indemnifying and holding harmless Executive against all Expenses incurred by or on behalf of Executive in connection with, relating to, or arising from any Proceeding initiated by Executive or by any member of the Company Group to enforce or interpret this Section 6.5 or any rights of Executive to indemnification or advancement of Expenses (whether hereunder, under any other agreement, under the Company’s certificate of incorporation or bylaws (as now or hereafter in effect), under any applicable laws, or otherwise), or for recovery under any directors’ and officers’ liability insurance policies maintained by any member of the Company Group, in each case if, and only if Executive prevails with respect to any substantial issue or set of issues presented in such Proceeding.

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(b) The termination of any Proceeding or of any claim, issue, or matter therein, by judgment, order, or settlement, shall not create a presumption that Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(c) The Company shall pay any Expenses, judgments, penalties, fines, settlements, and other liabilities incurred by Executive in investigating, defending, settling or appealing any Proceeding described in this Section 6.5 in advance of the final disposition of such Proceeding, as such Expenses, judgments, penalties, fines, settlements, and other liabilities come due. The Company shall promptly pay the amount of such Expenses, judgments, penalties, fines, settlements, and other liabilities to Executive, but, in respect of advances of Expenses, in no event later than ten (10) days following Executive’s delivery to the Company of a written request for an advance pursuant hereto, together with a reasonable accounting of such Expenses, and in respect of all other indemnification payments, in no event later than thirty (30) days following Executive’s delivery to Company of a written request therefor, together with such reasonable accounting or other applicable supporting information. Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 6.5(c) within ten (10) days after an ultimate finding that Executive is not entitled to be indemnified by the Company for such amounts. The Company shall make the advances contemplated by this Section 6.5(c) regardless of Executive’s financial ability to make repayment, and regardless whether indemnification of Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 6.5(c) shall be unsecured and interest-free.

(d) The Company agrees that (i) during the Employment Period the Company will maintain in full force and effect directors’ and officers’ liability insurance that has a liability limit of not less than Ten Million Dollars ($10,000,000); (ii) in such insurance policy or policies maintained by the Company, Executive shall be named as an insured in such a manner as to provide the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors, and (iii) such policy or policies shall include a “tail” for coverage for claims made within a minimum of three (3) years following the end of the Employment Period.

(e) The rights of Executive pursuant to this Section 6.5 shall be in addition to any other rights Executive may now or hereafter have under the Company’s certificate of incorporation or bylaws (as now or hereafter in effect), any agreement, any vote of stockholders or directors, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute, judicial decision, or otherwise) permits greater indemnification that would be afforded currently under the Company’s certificate of incorporation or bylaws, applicable law, any other agreement, or this Section 6.5, it is the intent of the Parties that Executive enjoy by this Section 6.5 the greater benefits so afforded by such change.

(f) No breach of this Agreement by Executive, in and of itself, shall relieve the Company from any of its obligations or covenants pursuant to this Section 6.5.

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7 Termination of Employment

7.1 Termination Notice. For the purposes hereof, the term “Termination Notice” means a written notice provided in accordance with Section 9.2 (x) by the Company, with respect to any termination of Executive’s employment pursuant to Section 7.3, 7.4, or7.5 or (y) by Executive with respect to any termination of Executive’s employment pursuant to Section 7.6 or 7.7, as the case may be, that (a) indicates the specific provision of this Agreement relied upon for such termination, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under the provision so indicated, and (c) other than for a termination pursuant to Section 7.3, specifies the effective date of the termination, if such effective date is subsequent to the date of receipt of the notice. The failure by the Company or Executive, as the case may be, to set forth in a Termination Notice any fact or circumstance which contributes to a showing of Cause (as defined in Section 7.4(b))) or Good Reason (as defined in Section7.6(b)) does not waive any right of the Company or Executive, respectively, hereunder, or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing its or his rights hereunder.

7.2 Termination Due to Death. The Executive’s employment with the Company hereunder terminates automatically upon the death of Executive of Executive during the Term.

7.3 Termination by Company due to Disability.

(a) The Company may terminate Executive’s employment hereunder due to Disability only if (i) a majority of the Board determine in good faith that a Disability of Executive has occurred (pursuant to the definition of Disability set forth in Section7.3(b)), and (ii) subsequent (but not prior) to such determination the Company provides a Termination Notice to Executive. In such event, Executive’s employment with the Company terminates on the date (the “Disability Effective Date”) thirty (30) days after the date on which Executive (or Executive’s legal representative, if applicable) receives the Termination Notice, except that if Executive resumes the full-time performance of Executive’s duties on or before the Disability Effective Date, then the Termination Notice is of no force or effect, the Executive’s employment with the Company does not terminate on the Disability Effective Date, and the Company may not terminate Executive’s employment for Disability in that particular instance.

(b) For the purposes hereof, the term “Disability” means Executive’s absence from his duties with the Company on a full-time basis for one hundred eighty (180) days during any period of twelve (12) consecutive months, or one hundred and twenty (120) consecutive days, in each case solely as a result of incapacity due to mental or physical illness and, at the end of such applicable period, the determination in good faith by a Qualifying Doctor that such incapacity will result in Executive’s continued inability to perform his services hereunder for an additional period of not less than three (3) months from the date of such determination. As used herein, “Qualifying Doctor” means an independent medical doctor then-licensed to practice medicine in the State of California specializing in the area to which Executive’s incapacity relates and who is selected by the Company and approved by Executive (or Executive’s legal representative, if applicable) (such approval not to be unreasonably withheld or delayed by the Executive, or Executive’s legal representative, if applicable). In connection with such determination, Executive or his legal representative or any member of his family has the right to present to such medical doctor any information or arguments as to Executive’s incapacity as he, she, or they deem appropriate, including the opinion of Executive’s personal physician(s).

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7.4 Termination by Company for Cause

(a) The Company may terminate Executive’s employment with the Company for Cause at any time by providing a Termination Notice and Board resolution described below to Executive, if the Company and the Board comply with all of the provisions of this Section 7.4:

(b) For the purposes hereof, “Cause” means:

(i) Executive’s conviction of a felony requiring intent under the laws of the United States or any State thereof, after the exhaustion of all possible appeals, or Executive entering a plea of nolo contendere to any charge of a felony requiring intent under the laws of the United States or any State thereof, in each case excluding any Limited Vicarious Liability (as hereinafter defined). For the purposes hereof, “Limited Vicarious Liability” means any liability that (x) is based on acts or omissions of the Company for which Executive is responsible solely as a result of his offices with the Company, where Executive was not directly involved in such acts or omissions and either had no prior knowledge of such intended acts or omissions or upon obtaining any such knowledge promptly acted reasonably and in good faith to attempt to prevent the acts or omissions causing such liability, or (y) Executive did not have a reasonable basis to believe that any applicable law was being violated by such acts or omissions; or

(ii) a willful and substantial refusal by Executive to perform Executive’s duties or responsibilities assigned to Executive in accordance with the terms of this Agreement, but only if such duties or responsibilities so assigned to Executive are not inconsistent with (x) Executive’s position as Senior Executive Vice President of the Company, or (y) any of Executive’s duties or responsibilities hereunder (including any such duties or responsibilities as set forth in, or as contemplated by, Section3.1), and, in each case, excluding any such failure by reason of death, Disability, or incapacity; or

(iii) any material and willful violation of any Written Policy of the Company that is generally applicable to all employees or officers of the Company and that results in a material negative effect on the business of the Company; or

(iv) Executive’s willful malfeasance in the performance of his duties hereunder that has a material negative effect on the business of the Company; or

(v) Executive engaging in intentional acts of material fraud against the Company.

(c) For the purposes hereof: (i) any act or omission (including any refusal or violation) by Executive is “willful” only if the same is not in good faith and is without the reasonable belief by Executive that such act or omission is in the best interests of the Company; and (ii) any act or omission by Executive based upon any authority granted pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company in each case is presumed to be in good faith and in the best interests of the Company.

(d) For avoidance of doubt, “Cause” does not include (i) differences of opinion with respect to strategy or implementation of business plans, (ii) the success or lack of success of any such strategy or implementation, or (iii) any failure to achieve any performance objectives, whether relating to Executive, the Company, or otherwise.

(e) With respect to clauses (ii), (iii), and (iv) of Section 7.4(b), “Cause” shall not exist unless (i) the Company, on or before the date one hundred twenty (120) days after the first date on which any member of the Board has knowledge of the act or omission alleged to constitute Cause, provides written notice to Executive informing Executive of the Company’s intention to consider terminating Executive’s employment hereunder for Cause and identifying the act or omission alleged to constitute Cause, and (ii) Executive fails to cure such act or omission (if capable of being cured) on or before the date thirty (30) days after the date on which Executive receives such notice from the Company (such thirty (30) day period, the “Cause Cure Period”).

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(f) Notwithstanding anything to the contrary contained herein, no cessation of Executive’s employment with the Company shall be deemed to be for Cause unless, on or before the one year anniversary of the first date the Board has knowledge of the act or omission alleged to constitute Cause, or if later, the last day of the applicable Cause Cure Period, the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire Board (excluding Executive if he is a member thereof) at a meeting called and held for such purpose (i) finding that, in the good faith opinion of the Board, Executive is guilty of conduct constituting Cause hereunder, and (ii) authorizing the termination of Executive’s employment for Cause.

7.5 Termination by Company Without Cause. The Company may terminate Executive’s employment with the Company Without Cause (as hereinafter defined) only by the Company providing a Termination Notice to Executive. For the purposes hereof, the term “Without Cause” means (a) without Cause, and (b) other than by reason of the Executive’s death or Disability.

7.6 Termination by Executive for Good Reason

(a) Executive may terminate his employment with the Company for Good Reason only by providing a Termination Notice to the Company on or before the date ninety (90) days after the date on which Executive becomes aware of the act or omission constituting Good Reason, which shall take effect only if the Company shall not cure such basis for Good Reason within thirty (30) days following receipt of such Termination Notice and, unless otherwise agreed to by the parties, termination shall be effective upon the expiration of such cure period.

(b) For the purposes hereof, “Good Reason” means:

(i) a material reduction in Executive’s then-current Base Salary, or then-current Target Bonus;

(ii) the material diminution, removal, or withdrawal of, or any other material adverse change in, any of Executive’s authorities, duties, offices, positions, powers, reporting relationships, responsibilities, or titles (as set forth in, or as contemplated by, Sections 3.1 or 3.2, subject only to the Designated Officers Exception and the Reporting Exception), including a reorganization or other corporate transaction resulting in any entity directly or indirectly controlling (as such concept is defined in Section 9.5(a)) the Company and either (A) Executive is not the first, second, or third most senior executive officer of the ultimate parent entity, or (B) Executive does not report solely and directly to(x) the chief executive officer of the ultimate parent entity, or (y) the President, if any, of the ultimate parent entity, or (z) the board of directors of the ultimate parent entity;

(iii) the assignment to Executive of any authorities, duties, functions, offices, positions, or responsibilities, that materially impair Executive’s ability to function as the sole Senior Executive President of the Company (or any other position in which Executive is then serving) or the assignment to Executive of any duties that are materially inconsistent with any of the provisions of Section 3.1 or 3.2;

(iv) the Company relocating Executive’s principal place of business more than twenty-five (25) miles outside of the City of Los Angeles, California, excluding any such relocation to a location that is closer to Executive’s then-current primary residence than the location of Executive’s principal place of business immediately prior to the occurrence of such relocation;

(v) any purported termination of Executive’s employment for Cause that is not effected in compliance with Section 7.4, other than by reason of Executive’s timely cure of such basis for Cause;

(vi) [RESERVED]; or

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(vii) the Company failing to comply with Section 9.3; or any other breach of this Agreement by the Company, including any other breach of Sections 3.1 or 3.2.

7.7 Termination by Executive Without Good Reason. Executive may terminate Executive’s employment with the Company without Good Reason by providing a Termination Notice to the Company that specifies an effective date that is not less than thirty (30) days after the date on which Executive provides the Termination Notice to the Company. The Company, after its receipt of the Termination Notice, may elect to accelerate such effective date by providing Executive with written notice of such acceleration, and in such event the Termination Notice shall be effective as of the date specified in the Company’s acceleration notice, and such acceleration, in and of itself, shall not constitute a termination of Executive’s employment hereunder by the Company with or without Cause.

8 Consequences of Termination or Non-Renewal

8.1 Certain Defined Terms. As used herein:

“Accrued Obligations” means the aggregate of: (a) Executive’s accrued Base Salary through and inclusive of the Termination Date (disregarding any reduction thereto in violation of this Agreement); (b) Executive’s accrued vacation pay through and inclusive of the Termination Date; and (c) Executive’s business expenses incurred through and inclusive of the Termination Date that have not been reimbursed by the Company as of the Termination Date.

“eligible dependent” includes Executive’s spouse (or widow).

“Equity Compensation” means (i) the Options granted to Executive pursuant to Section 5.4(a), (ii) the RSUs granted to Executive pursuant to Section 5.4(b), and (iii) the Other Equity Awards.

“Medical Plan” means each of the Benefit Plans that provides dental, health, hospitalization, life, medical, prescription, surgical, or vision benefits, care, coverage, or insurance, or any similar benefits, care, coverage, or insurance.

“Other Benefits” means all benefits, compensation, and rights, whether accrued, earned, or vested, to which Executive is entitled as of the Termination Date under the terms and conditions applicable to such benefits, compensation, and rights, including death benefits, disability benefits, and all other benefits, compensation, and rights pursuant to any of the Benefit Plans (including vested stock options, restricted shares, restricted stock units).

“Other Equity Awards” means all equity compensation or other equity awards granted by any member of the Company Group to Executive before, on, or after the Effective Date (including restricted stock, restricted stock units, stock appreciation rights, and stock options), excluding (i) the Options granted to Executive pursuant to Section 5.4(a) and (ii) the RSUs granted to Executive pursuant to Section 5.4(b).

“Prior Year Bonus” means Executive’s Performance Bonus earned for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, if such Performance Bonus has not been paid as of the Termination Date (disregarding any reduction to the Target Bonus in violation of this Agreement);

“Pro Rata Bonus” means an amount equal to the product of (a)(i) if the Termination Date occurs during the first fiscal year of the Term, one hundred percent (100%) of the Performance Bonus determined in good faith by the Company pursuant to Section 5.3, and (ii) if the Termination Date occurs after the end of the first fiscal year of the Term, one hundred percent (100%) of the Performance Bonus earned by Executive for the immediately preceding completed fiscal year prior to the fiscal year in which the Termination Date occurs, in each case, multiplied by (b) a fraction, the numerator of which is the number of days elapsed through and inclusive of the Termination Date in the fiscal year in which Executive’s employment is terminated, and the denominator of which is 365.

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“Termination Date” means (a) if Executive’s employment is terminated by reason of death: the date of the Executive’s death; (b) if Executive’s employment is terminated for Disability: the Disability Effective Date; (c) if Executive’s employment is terminated for any other reason, the date of Executive’s “separation from service” as such term is defined under Section 409A (“Section 409A” is defined in Section 8.8).

“Unvested Equity” means the portion of the Equity Compensation that is unvested as of the Termination Date, after taking into account any acceleration of vesting based on the prior occurrence of any acceleration events specified hereunder.

8.2 Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or due to Executive’s Disability, then:

(a) Executive (or Executive’s beneficiary or estate) is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive (or to Executive’s beneficiary or estate):

(i) The aggregate of the following, in a single lump sum, on or before the date thirty (30) days after the Termination Date: (A) the Accrued Obligations, (B) the Prior Year Bonus, and (C) the Pro Rata Bonus; and

(ii) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan;

(b) Subject to timely execution of a Release pursuant to Section 8.6 and compliance with Exhibit “A”, (i) the portion of the Equity Compensation that would have vested in the twelve (12) month period following the Termination Date had Executive’s employment with the Company continued, shall automatically and immediately vest and become exercisable; and (ii) any such accelerated Equity Compensation shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve (12) months from the later of the Termination Date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award, and (iv) all restrictions on the portion of the Equity Compensation that is vested as of the Termination Date (or during the twelve (12) month period following the Termination Date) shall automatically and immediately lapse.

(c) All Unvested Equity (after giving effect to Section 8.2(b)) shall be forfeited as of the Termination Date.

8.3 Termination by the Company for Cause; Termination by Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, then:

(a) Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive:

(i) The Accrued Obligations, in a single lump sum, on or before the date thirty (30) days after the Termination Date, and

(ii) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan; and

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(iii) All vested and Unvested Equity shall be forfeited effective as of the Termination Date.

8.4 Termination by the Company Without Cause; Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, then:

(a) Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive:

(i) The aggregate of the following, in a single lump sum, on or before the date thirty (30) days after the Termination Date: (A) the Accrued Obligations; and (B) Prior Year Bonus;

(ii) Subject to timely execution of a Release pursuant to Section 8.6 and compliance with Exhibit “A”, continued payment of Executive’s annual Base Salary (disregarding any reduction thereto in violation of this Agreement) and Pro Rata Bonus for the period from the Termination Date through the lesser of twelve (12) months or the period through and inclusive of the last day of the Term as if Executive’s employment had not terminated (the “Continuation Period”), payable to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments (with the Pro-Rata Bonus being paid at the same time Annual Bonuses are paid to other senior executives); and

(iii) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan; and

(b) Subject to timely execution of a Release pursuant to Section 8.6 and compliance with Exhibit “A”, (i) all Unvested Equity shall automatically and immediately become vested and exercisable in full on the Termination Date, (ii) any such accelerated Equity Compensation, to the extent permitted by (x) applicable law and (y) the 2016 EIP, shall remain outstanding and be exercisable, to the extent applicable, for a period of six (6) months from the later of the Termination Date or the date the award first becomes vested and exercisable, but in all events no later than the applicable term for each such award; and (iv) all restrictions on the Equity Compensation shall automatically and immediately lapse.

(c) Subject to timely execution of a Release pursuant to Section 8.6 and compliance with Exhibit “A”, during the period starting on the Termination Date and ending on and inclusive of the earlier of (i) the date, if any, on which Executive is eligible under an employee welfare plan of another employer to receive benefits substantially equivalent to the benefits provided under the Medical Plans, and (ii) the end of the Continuation Period, Executive and his eligible dependents shall be entitled, at the Company’s sole cost and expense, to continue participation in all Medical Plans in which such Executive and his eligible dependents were participating as of the Termination Date, at the same levels as existed as of the Termination Date, except that if Company is unable to provide coverage under the Medical Plans, then the Company shall notify Executive on a timely basis to allow Executive to obtain COBRA benefits and shall reimburse Executive, on a monthly basis for the Continuation Period, an amount equal to the applicable COBRA premium for the Executive and his eligible dependents, on a “tax grossed-up basis, and it shall be Executive’s responsibility to elect and maintain medical coverage under COBRA.

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8.5 Non-Renewal. If this Agreement is not terminated before the last day of the Term and prior to that date the Company and Executive do not (i) enter into a mutually acceptable extension of this Agreement, or (ii) enter into a new agreement relating to Executive’s employment with the Company to have effect after such date, or (iii) otherwise agree to continue Executive’s employment with the Company after such date without the benefit of an agreement relating to such employment, then this Agreement shall automatically end on the last day of the Term, and in such event:

(a) Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive:

(i) the aggregate of the following, in a single lump sum, on or before the date thirty (30) days after the effective date of such termination: (x) the Accrued Obligations and (y) any unpaid Prior Year Bonus;

(ii) a Performance Bonus for the completed portion of the final fiscal year of the Term calculated pursuant to and payable in accordance with Section 5.3 and

(iii) the timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable plan.

(b) Any Unvested Equity shall be immediately forfeited and any outstanding vested portion of the Equity Compensation, to the extent permitted under (x) applicable law and (y) the 2016 EIP, shall remain outstanding and be exercisable, to the extent applicable, for a period of six (6) months from the later of the last day of the Term or the date the award first becomes exercisable, but in all events no later than the applicable term for each such award.

8.6 Release. In connection with any termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, each of the Company and Executive shall execute and deliver a Mutual General Release in the form and substance of attached hereto as Exhibit “B” (a “Release”) and the Executive’s right to payment of the amounts specified in Sections 8.4(a)(ii), 8.4(b) and 8.4(c)shall be subject to Executive’s execution (without revocation) of such a Release within sixty (60) days after the Termination Date.

8.7 No Mitigation. Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. The Company shall not reduce the amount of any payment or benefit provided for herein by any compensation that Executive earns from another employer or from any other employment or from rendering services to or for the benefit of any other person or entity (including self-employment).

8.8 Compliance with Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither Party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A, including a six (6) month delay of termination payments made to specified employees of a public company, to the extent then applicable. Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a Release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A, however, the Company shall have no liability to Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by Executive or any successor or beneficiary thereof, nor for reporting in good faith any payment of benefit as subject to Section 409A.

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9 Additional Provisions

9.1 Entire Agreement; No Oral Amendments. This Agreement and the Confidentiality Agreement (including all exhibits and schedules attached hereto and thereto) together set forth the compete, entire, and final agreement between the Company and Executive relating to the subject matter hereof and terminates, cancels, and supersedes any and all prior agreements, communications, contracts, representations, or understandings, in each case whether oral or written, between the Company and Executive relating to the subject matter hereof. No amendment, modification, or supplement to this Agreement is valid, binding, or enforceable unless the same is in writing and executed and delivered on behalf of the Company and by Executive.

9.2 Notices. Each notice or other communication relating to this Agreement, in order to be effective, must be in writing, must be sent to the applicable address indicated below for the recipient (or to the then-most recent address of which the recipient has notified the sender in writing in accordance herewith), and must be sent, all costs, expenses, and fees prepaid by the sender, by (a) personal delivery, (b) first class registered mail, return receipt requested, or (c) a nationally recognized courier service that provides proof of delivery (e.g., FedEx, UPS) for delivery on the first business day immediately following the day on which the notice or other communication is deposited with the courier service. Each notice or communication given in accordance herewith is deemed effective: (i) upon actual receipt when delivered personally or by courier service, or (ii) three (3) business days after the date on which the notice or communication is deposited with the United States Postal Service, if sent by first class registered mail (or any earlier date evidenced by the proof of delivery).

If to the Company: to the attention of the Chairman of the Board, at the address of Company’s principle place of business.

If to Executive: to the address listed as Executive’s primary residence in the human resource records and to Executive’s principle place of business.

9.3 Successors

(a) This Agreement is personal to Executive and Executive may not assign or delegate this Agreement without the prior written consent of the Company. This Agreement inures to the benefit of and is enforceable by Executive’s legal representatives, heirs, or legatees.

(b) The Company may not assign or delegate this Agreement without the prior written consent of Executive, except that the Company may assign or delegate this Agreement to any successor (whether direct or indirect, whether by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business or assets of the Company, subject to the condition that the successor, no later than fifteen (15) days after the occurrence of such succession, executes and delivers to Executive an instrument in from and substance acceptable to Executive (such approval not to be unreasonably withheld) pursuant to which the successor explicitly assumes and agrees to perform, comply with, and otherwise be bound by this Agreement in the same manner and to the same extent that the Company would be required to do so if no such succession had occurred. Subject to the immediately preceding sentence, this Agreement is binding upon and inures to the benefit of the Company and its permitted successors and permitted assigns. As used in this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business or assets as aforesaid that assumes and agrees to perform this Agreement, whether by operation of law or otherwise.

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(c) Without limiting the provisions of Section 7.6, any purported assignment or delegation in violation of this Section 9.3 is null and void ab initio and of no force or effect.

9.4 Severability. If any provision of this Agreement is determined to be illegal, invalid, or unenforceable, then such determination does not affect the legality, validity, or enforceability of the other provisions of this Agreement, all of which remain in full force and effect. Each of the Company and Executive agrees that in the event of any such determination the Company and Executive will negotiate to modify this Agreement so as to effect the original intent of the Company and Executive as close as possible to the fullest extent permitted by applicable law.

9.5 Certain Interpretative Matters

(a) For the purposes of this Agreement: (i) the term “Affiliate” means, with respect to a specified entity (the “specified entity”), at any particular time, any other present or future person or entity that at such time, directly or indirectly, controls, is under common control with, or is controlled by, the specified entity; and the term “control” (and, with correlative meanings, the terms “under common control with” and “controlled by) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of any entity, whether through ownership of voting securities, by contract, or otherwise); (ii) the terms “herein,” “hereof,” “hereto,” “hereunder,” and terms of similar import refer to this Agreement in its entirety and not to any particular provision; (iii) the term “include” (and its grammatical variations) is not limiting; and (iv) the term “or” is not exclusive. The headings of the Sections and other subdivisions of this Agreement are for convenience only, do not constitute a part of this Agreement, and are of no force or effect in connection with the construction or the interpretation of this Agreement. Except where expressly provided otherwise, each reference herein to an Article, Section, or other subdivision, or to an Exhibit or Schedule, is a reference to the applicable Article, Section, or other subdivision of, or exhibit or schedule to, this Agreement.

(b) In the event of any inconsistency or conflict between any of the provisions of this Agreement and any of the provisions of any of the Benefit Plans or any other award, code, form, plan, policy, or program of the Company (including the 2016 EIP and any Award Agreement (as defined in the 2016 EIP)), the provisions of this Agreement control and govern. No provision in any of the Benefit Plans or in any other award, code, form, plan, policy, or program (including the 2016 EIP and any Award Agreement (as defined in the 2016 EIP)) related to a violation thereof being grounds for termination, or similar language, will result in a “cause” termination unless such violation is also Cause under this Agreement and the provisions hereof are complied with, and the foregoing applies even if Executive signs an acknowledgement or otherwise agrees to the provisions of such Benefit Plan or other policy, code, plan, or program (including the 2016 EIP and any Award Agreement (as defined in the 2016 EIP)). If any ambiguity or question of interpretation or of construction arises in connection with or relating to this Agreement, each of the Company and Executive agrees that this Agreement is to be interpreted and construed as if jointly drafted by both the Company and Executive and that no presumption or burden of proof is to arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision of this Agreement.

9.6 Survival. The following provisions survive the expiration or termination of the Employment Period and the Term: (including any termination by reason of Executive’s breach of this Agreement): Section 6.5, Article 8, and this Article 9.

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9.7 Chosen Law. The laws of the State of California (excluding any conflict of laws principles of that State that would result in the application of the laws of any jurisdiction other than the State of California) govern all matters in connection with, relating to, or arising from this Agreement.

9.8 Authority. The Company represents and warrants that (a) it has the full corporate power and authority to execute, deliver, and perform this Agreement, and (b) the execution, delivery, and performance of this Agreement has been duly and validly authorized.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which constitutes an original and all of which together constitute one and the same instrument. A manually executed counterpart of this Agreement delivered by means of e-mail as a Portable Document Format file (“.pdf”) (or in any present or future file format intended to preserve the original graphic and pictorial appearance of a document), or by means of facsimile transmission, constitutes the valid and effective execution and delivery of this Agreement for all purposes and has the same force and effect for all purposes as the personal delivery of a manually executed counterpart bearing an original ink signature.

[SIGNATURE PAGE FOLLOWS]

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By signing below, each of the Company and Executive acknowledges that it or he has carefully read, fully understands, and accepts and agrees to be bound by the provisions of this Agreement.

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Its:	CEO and Chairman

MICHAEL BEBEL

/s/ Michael Bebel

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT BETWEEN LIVEXLIVE AND MICHAEL BEBEL]

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Schedule “1”

Outside Activities, Investments and Board Positions

1)	Advisory Board – BWG Strategy Group

2)	Company Advisor – Road Nation

3)	Involvement in Make-A-Wish Foundation

4)	Involvement in Chai Life Line Charity

[END OF SCHEDULE “1”]

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Schedule 5.1(b)

All terms used but not defined in this Schedule 5.1(b) have the respective meanings given to them in the Employment Agreement dated January 28, 2019 between LiveXLive Media, Inc. and Michael Bebel to which this Schedule is attached and made a part of.

For the purposes of this Agreement, the term “Salary Increase Event” means the first to occur of the following:

(1) (a) the initial closing of the first to occur of the following:

(i) the next debt financing of the Company following the Effective Date from which the Company receives gross proceeds of not less than [***] Dollars ($[***]) (including any issuance (or series of related issuances) of debt securities of the Company or any borrowing of loans by the Company); or

(ii) the next sale (or series of related sales) by the Company of any of its Equity Securities (as hereinafter defined) following the Effective Date from which the Company receives gross proceeds of not less than [***] Dollars ($[***]), including the aggregate amount of debt securities converted into the Equity Securities issued upon conversion or cancellation of promissory notes, excluding the conversion or cancellation of (A) any convertible promissory notes held as of the Effective Date by Trinad Capital Master Fund Ltd. (i.e., the 6% convertible notes issued to Trinad Capital Master Fund Ltd. on February 21, 2017, October 27, 2017, and December 5, 2017 described in Item 13 of the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission for the fiscal year ending March 31, 2018) or (B) any convertible promissory notes held as of the Effective Date by any of JGB Partners, LP, JGB Capital, LP, and JGB (Cayman) Finlaggan Ltd.

(b) As used herein, the term “Equity Securities” means (i) the Company’s common stock or preferred stock (in each case whether now existing or hereafter created), (ii) securities conferring the right to purchase the Company’s common stock or preferred stock, or (iii) securities convertible into, or exercisable or exchangeable for (with or without additional consideration) the Company’s common stock or preferred stock;

(2) (a) the Company or any other member of the Company Group (as applicable, the “Company Licensee”) executing written agreements (including any “short form” written agreement or any written “memorandum of understanding” that in each case is intended to be binding on the parties thereto) with not less than [***] ([***]) Majors (as hereinafter defined) pursuant to which, among other things, the applicable Major grants to the Company Licensee a license to do all of the following: (i) exploit by means of “streaming” sound recordings and audiovisual works owned or controlled by that Major, and (ii) exploit by means of “streaming” live performances (whether such “streaming” is audio-only, visual-only, or audiovisual)of recording artists (e.g., musicians or vocalists) whose recording services (or the results and proceeds thereof) are subject to an agreement with the applicable Major, and (iii) make and exploit by means of “streaming” sound recordings and audiovisual works embodying performances of recording artists whose recording services (or the results and proceeds thereof) are subject to an agreement with the applicable Major, including “live” performances rendered by such recording artists. For the purposes hereof, the term “streaming” includes (x) delivering a recording (including any sound recording or audiovisual work) by means of digital transmission where such transmission occurs substantially contemporaneously with the performance of the particular recording, (y) “streaming” on an interactive basis (including “on demand” streaming) or on a noninteractive basis, or (z) any method of “streaming” using technology intended to enable the end user to make streaming cache reproductions on a local device for offline playback.

(b) As used herein, the term “Major” means (i) [***], (ii) [***], (iii) [***], (iv) any material Affiliate of any of the Persons identified in clauses (i), (ii), or (iii) above (it being agreed that material Affiliates of such Persons include (x) in respect of [***]: [***], [***], and [***]; and (y) in respect of [***]: [***], [***], [***], [***], and [***]); or (iv) any successors or assigns of any of the Persons identified in clauses (i), (ii), (iii), or (iv) above. Without limiting the generality of the foregoing, if any of the corporate names listed in clauses (i), (ii), or (iii) above are incorrect, then the particular reference is deemed to refer to the respective parent entity that operates the business commonly known as “[***]”, “[***]”, or “[***]”, as the case may be;

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(3) the Company or any other member of the Company consummating a transaction (or series of related transactions) (including any merger (including any reverse merger), consolidation, or acquisition (including any purchase of securities or any purchase of assets)) pursuant to which the Company (or such other member of the Company Group, if applicable), acquires all or substantially all of the assets or securities of any Person that controls, manages, operates, or owns, any video programming service (whether such service is distributed or transmitted by any “multichannel video programming distributor” (within the meaning of the Communications Act of 1934, as amended), using IP technology (or any successor thereto), or otherwise) that has annual gross revenue in excess of [***] Dollars ($[***]) as of the date on which the transaction (or series of related transactions) is consummated; or

(4) the Company, or any other member of the Company Group, consummating a multi-year, slate transaction (or a series of related transactions) with respect to [***] ([***]) or more events with (a) [***], (b) any Affiliate of [***], or (c) any successor or assign of any of the foregoing the principle terms of which are substantially the same as, or more favorable to the Company than, the principle terms under consideration as of the Effective Date.

(5) the Company, or any other member of the Company Group, consummating a transaction (or a series of related transactions) (including any merger (including any reverse merger), consolidation, or acquisition (including any purchase of securities or any purchase of assets)) pursuant to which the Company (or any other member of the Company Group) acquires all or substantially all of the assets or securities of [***].

[END OF SCHEDULE 5.1(b)]

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EXHIBIT “A”

[FORM OF]

CONFIDENTIALITY, NON-INTERFERENCE AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, LiveXLive Media, Inc., a Nevada Corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following. All initially capitalized terms used but not defined herein have the respective meanings given to such terms in the Employment Agreement between the Company and me dated January 28, 2019, as amended (the “Employment Agreement”)

1 Confidential Information

1.1 Company Group Information. I acknowledge that, during the course of my employment, I will have access to non-public information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the five (5) year period following my termination of my employment for any reason, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company or except as expressly permitted herein, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company, or except as permitted herein, or as otherwise necessary to fulfill my duties to the Company. For the purposes hereof, “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, without limitation, proposals and development work for television programs, formats, copyright works, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, without limitation, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that are, or become, publicly known through no unauthorized disclosure by me, (ii) any of the foregoing items lawfully disclosed to me free of restriction from a source that was not legally or contractually prohibited from disclosing such item, or (iii) any of the foregoing items or other information that I had or owned prior to my employment with the Company. Notwithstanding anything to the contrary contained herein, I am permitted to disclose any Confidential Information if and to the extent I am required to do so by, or pursuant to any order of, any court, tribunal, or other governmental, judicial, arbitral, administrative, or regulatory authority, agency, or instrumentality. In the event I am so required to disclose any Confidential Information, I will, if permitted pursuant to applicable law, give the Company prompt notice thereof so that the Company Group, at its sole cost and expense, may seek an appropriate protective order and/or waive compliance with the confidentiality provisions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Confidentiality Agreement”).

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1.2 Former Employer Information. I represent that my performance of all of the terms of this Confidentiality Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

2 Developments

2.1 Developments Retained and Licensed. I hereby represent and warrant that there are not any developments, original works of authorship, improvements, or trade secrets which were created or owned by me prior to the commencement of the Employment Period (collectively referred to as “Prior Developments”). If the foregoing representation and warranty is breached, and during any period during which I perform or performed services for the Company both before or after the date hereof (the “Assignment Period”), I incorporate or have incorporated into a Company product, program, service or other work a Prior Development owned by me or in which I have an interest, then I hereby grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Development, to the extent of my interest therein, as part of or in connection with such product, program, service or work.

2.2 Assignment of Developments. I hereby assign to the Company all my right, title and interest throughout the world (if any) in and to any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, titles and working titles, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (excluding general industry knowledge and contacts) and all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, technology, systems, and business and marketing plans and proposals, (v) rights in and to computer software (including object code, source code, data and related documentation), (vi) Internet Web sites, including domain name registrations and content and software included therein, (vii) other proprietary rights, including, without limitation, original works of authorship, content, dialogue, plots, scripts, scenarios, music programming, formats, graphics, productions, products, programs, services, concepts, moral rights, rights to characters, actions, acts, gags, routines, materials, ideas, names, likeness, image, personality, publicity etc., (viii) rights to exploit, collect remuneration for, and recover for past infringements of any of the foregoing and (ix) copies and tangible embodiments thereof (in whatever form or medium), whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice, or have conceived or developed or reduced to practice or have caused to be conceived or developed or reduced to practice, during the Employment Period, whether or not during regular working hours, in each case only if the applicable item (A) relates at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (B) results from or relates to any work performed by me for the Company; or (C) is developed through the use of Confidential Information and/or resources of the Company (collectively referred to as “Developments”). I further acknowledge that all Developments which are or were made by me (solely or jointly with others) during the Assignment Period are “works made for hire” as to my contribution (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign any right, title and interest throughout the world in any such Development to the Company or its designee. If any Developments cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after my employment with the Company, I agree not to (x) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (y) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights in and to all or any Developments and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent. I understand that the provisions of this Non-Interference Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code (attached hereto as Schedule A). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in Section 2870 of the California Labor Code and I bear the full burden of proving to the Company Group that an invention qualifies fully under Section 2870 of the California Labor Code. I acknowledge receipt of this Confidentiality Agreement and of written notification of the provisions of Section 2870 of the California Labor Code.

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2.3 Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy, which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the business of the Company.

2.4 Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Developments, and any intellectual property or other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead only to execute and file any such applications or records and only to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for past, present or future infringement of any and all proprietary rights assigned to the Company hereunder.

3 Returning Company Group Documents. I agree that, at the time of termination of my employment with the Company for any reason, or earlier if reasonably requested, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

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4 Disclosure of Agreement. As long as it remains in effect, I will disclose the existence of this Confidentiality Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

5 Restrictions on Interfering

5.1 Non-Interference. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

5.2 Definitions. For purposes of this Confidentiality Agreement:

(a) “Business Relation” shall mean any current or prospective client, customer, licensee, account, supplier or other business relation of the Company Group, or any such relation that was a client, customer, licensee, account, supplier, or other business relation within the six (6) month period prior to the expiration of the Employment Period, in each case, to whom I provided services, or with whom I transacted business.

(b) “Interfering Activities” means (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group (each, a “Restricted Associate”) to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, provided that the foregoing shall not be violated by general advertising not targeted at employees or consultants of any member of the Company Group; or (B) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group. Notwithstanding the foregoing, for the purposes hereof the term “Interfering Activities” excludes my taking all or any of the following actions, whether for my account or benefit or for the account or benefit of any other Person: (x) hiring any Restricted Associate or engaging any Restricted Associate to otherwise render services (whether consulting or otherwise), so long as in connection therewith I do not knowingly encourage, induce, or solicit, or knowingly attempt to encourage, induce, or solicit, the respective Restricted Associate in violation of the above clause (A) of this definition; (y) engaging in, accepting, or otherwise conducting business with any Business Relation, so long as in connection therewith I do not knowingly encourage, solicit, or induce, or knowingly attempt to encourage, solicit, or induce, the respective Business Relation in violation of the above clause (C) of this definition; or (z) communicating, or any Person at my direction communicating, to any Persons, including, without limitation, any Restricted Associate or any Business Relation, by any means, method, media, or format now or hereafter known (including, without limitation, via any present or future social media service, such as, without limitation, LinkedIn, Facebook, or Twitter), any change in my employment, including, but not limited to, the cessation of my employment with the Company or my employment with any Person other than the Company.

(c) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(d) “Post-Termination Non-Interference Period” means the period commencing on the date of the termination of my employment with the Company for any reason and ending on the twelve (12) month anniversary of such date of termination.

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6 Reasonableness of Restrictions. I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Confidentiality Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Confidentiality Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

7 Independence; Severability; Blue Pencil. Each of the rights enumerated in this Confidentiality Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Confidentiality Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Confidentiality Agreement, which shall be given full effect without regard to the invalid portions.

8 Injunctive Relief. I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Confidentiality Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Confidentiality Agreement without the necessity of posting of a bond.

9 General Provisions.

9.1 Governing Law. Except where preempted by federal law, all matters in connection with, relating to, or arising from this Confidentiality Agreement, including, without limitation, the validity, interpretation, construction, and performance of this Confidentiality Agreement, is governed by and is to be construed under the laws of the state of California applicable to agreements made and to be performed in that state, without regard to conflict of laws rules of the State of California that would result in the application of the laws of any jurisdiction other than the state of California.

9.2 Entire Agreement. This Confidentiality Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and communications between the Company and me relating to the same. No modification or amendment to this Confidentiality Agreement, nor any waiver of any rights under this Confidentiality Agreement, will be effective unless in writing and signed and delivered by each of the Company and me. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Confidentiality Agreement.

9.3 Successors and Assigns. Sections 9.3(b) and 9.3(c) of the Employment Agreement are incorporated into this Confidentiality Agreement by reference, mutatis mutandis. Notwithstanding anything to the contrary contained in the Employment Agreement or in this Confidentiality Agreement, the Company is prohibited from assigning or delegating all or any portion of this Confidentiality Agreement except in compliance with this Section 9.12 in connection with an assignment or delegation of the Employment Agreement that is effected in compliance with Sections 9.3(b) and 9.3(c) of the Employment Agreement. Subject to the two immediately preceding sentences, this Confidentiality Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be binding upon and for the benefit of the Company, its successors, and its assigns.

9.4 Survival. The provisions of this Confidentiality Agreement shall survive the termination of my employment with the Company and/or the assignment, in compliance with the requirements hereof, of this Confidentiality Agreement by the Company to any successor in interest or other assignee, in each case subject to the temporal limitations contained herein.

9.5 Construction. Each party hereto has had an adequate opportunity to have this Confidentiality Agreement reviewed by counsel. If an ambiguity or question of intent or interpretation arises, this Confidentiality Agreement shall be construed as if drafted jointly by the parties hereto. This Confidentiality Agreement shall be construed without regard to any presumption, rule or burden of proof regarding the favoring or disfavoring of any party hereto by virtue of the authorship of any of the provisions of this Confidentiality Agreement. In the event any of the provisions of this Confidentiality Agreement conflict with any of the provisions of the Employment Agreement, the respective provisions of the Employment Agreement govern and control.

[SIGNATURE PAGE FOLLOWS]

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I, Michael Bebel, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the date set forth below:

MICHAEL BEBEL

Date: January 28, 2019	/s/ Michael Bebel
(Signature)

ACCEPTED AND AGREED TO:

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Its:	CEO and Chairman

Date: February 4, 2019

[SIGNATURE PAGE TO CONFIDENTIALITY, NON-INTERFERENCE AND INVENTION ASSIGNMENT AGREEMENT BETWEEN LIVEXLIVE AND MICHAEL BEBEL]

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SCHEDULE A

SECTION 2870 of the CALIFORNIA LABOR CODE

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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EXHIBIT “B”

[FORM OF]

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (this “Release”), is entered into as of the date of the last signature below, by and between LiveXLive Media, Inc. (the “Company”) and Michael Bebel (“Executive”) and is executed by each of the Company and Executive pursuant to Article 8 of that certain Employment Agreement, dated January 28, 2019[, as amended] (the “Employment Agreement”), by and between the Company and Executive. Capitalized terms used in this Release without definition shall have the meanings ascribed thereto in the Employment Agreement. Executive and the Company sometimes are referred to herein collectively as the “Parties” and each individually as a “Party”. The Company and Executive agree as follows:

1 Release by Executive. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, devisees, legatees, executors, administrators, legal or personal representatives, trustees, assigns, and successors (individually and collectively, the “Executive Parties”), and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges the Company, and each of its Affiliates, subsidiaries, divisions, or parents,, past and present, and each of them, as well as their respective predecessors, assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, the “Company Parties”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, that Executive has ever had, or now has, or ever will have, against the Company Parties by reason of any and all acts, omissions, conditions, events, circumstances, or facts existing, occurring, or failing to occur at any time through the date of Executive’s execution of this Release that directly or indirectly arise out of, relate to, or are connected in any way with Executive’s employment by, services to (whether as an employee, officer, director, or otherwise), or separation from, all or any of the Company Parties, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance relating to employment (the foregoing, as modified by the following clause, collectively, the “Executive Released Claims”); except that notwithstanding anything to the contrary herein, the release set forth in this Section 1 expressly excludes, and shall not alter, limit, release, apply to, or otherwise affect, and the term Executive Released Claims shall not include; (a) the obligations and covenants of the Company and the rights of Executive in each case that, directly or by implication, survive the termination of Executive’s employment with the Company pursuant to Section [9.6] of the Employment Agreement; (b) any claim that is prohibited from being released as a matter of law; (c) Executive’s rights to tail indemnification or contribution, whether pursuant to the governance documents of any of the Company Parties (including, without limitation, pursuant to any certificate of incorporation, bylaws or any written agreements) or Section [6.5] of the Employment Agreement (d) any rights or claims of Executive as a stockholder of the Company; (e) any vested rights or vested benefits under ERISA or under any Benefit Plan; (f) workers’ compensation benefits; and (g) any claims arising after the date of Executive’s execution of this Release.

2 It is a condition hereof, and it is the Parties’ intention in the execution of this Release, that the release set forth in Section 1 above shall be effective as a bar to each and all of the Executive Released Claims, and in furtherance of this intention, Executive, on behalf of himself and each and all of the other Executive Parties, hereby waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

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3 ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges and agrees that:

3.1 In return for this Release, he will receive consideration beyond that which he was already entitled to receive before entering into this Release;

3.2 He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

3.3 He was given a copy of this Release on [_________], and informed that he had twenty-one (21) days within which to consider this Release, that changes (whether material or otherwise) will not restart the 21-day period;

3.4 Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

3.5 He was informed that he has seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Executive so elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven (7)-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release.

4 Release by Company. The Company, on behalf of itself and each and all of the other Company Parties, hereby acknowledges full and complete satisfaction of and releases and discharges each and all of the Executive Parties from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, that all or any of the Company Parties have ever had, or now have, or ever will have, against all or any of the Executive Parties by reason of any and all acts, omissions, conditions, events, circumstances, or facts existing, occurring, or failing to occur at any time through the date of the Company’s execution of this Release that directly or indirectly arise out of, relate to, or are connected with Executive’s employment by, services to (whether as an employee, officer, director, or otherwise), or separation from, all or any of the Company Parties (the foregoing, as modified by the following clause, collectively, the “Company Released Claims”); except that notwithstanding anything to the contrary herein, the release set forth in this Section 4 expressly excludes, and shall not alter, limit, release, apply to, or otherwise affect, and the term Company Released Claims shall not include (a) the obligations of Executive that survive the termination of Executive’s employment with the Company pursuant to Section [9.6] of the Employment Agreement and that certain Confidentiality, Non-Interference, and Invention Assignment Agreement dated [*] between the Company and Executive; and (b) any claims arising after the date of the Company’s execution of this Release.

5 It is a condition hereof, and it is the Parties’ intention in the execution of this Agreement, that the release set forth in Section 4 above shall be effective as a bar to each and all of the Company Released Claims, and in furtherance of this intention, the Company, on behalf of itself and each and all of the other Company Parties, hereby waives any and all rights and benefits conferred upon the Company Parties by Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

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6 No Transferred Claims. Executive represents and warrants to the Company, that he has not heretofore assigned or transferred to any person or entity any of the Executive Released Claims or any part or portion thereof. The Company represents and warrants to Executive that it has not heretofore assigned or transferred to any person or entity any of the Company Released Claims or any part or portion thereof.

7 Miscellaneous.

7.1 Section Headings. The section headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.

7.2 Governing Law. All matters in connection with, relating to, or arising from this Release shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

7.3 Amendments. This Release may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Executive and the Company or, in the case of a waiver, by the Party waiving compliance.

7.4 Waivers

(a) Except as otherwise provided herein, no action taken pursuant to this Release, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Release. Any term, covenant, agreement, obligation, undertaking, condition, representation or warranty under this Release may be waived at any time by the Party which is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant, agreement, obligation, undertaking, condition, representation or warranty.

(b) The failure of any Party to insist, in any one or more instances, upon performance of the terms or conditions of this Release shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

7.5 Severability. Any provision of this Release which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Release, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

7.6 Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Release or the terms of this Release to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each Party may execute this Release via a facsimile (or transmission of a PDF file) of a counterpart of this Release. In addition, facsimile or PDF signatures of authorized signatories of any Party shall be valid and binding and delivery of a facsimile or PDF signature by any Party shall constitute due execution and delivery of this Release.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Company and Executive has executed this Release as of the respective date set forth below.

LIVEXLIVE MEDIA, INC.

By:

Name:

Its:

MICHAEL BEBEL

(signature)

[SIGNATURE PAGE TO MUTUAL RELEASE OF CLAIMS BETWEEN LIVEXLIVE AND MICHAEL BEBEL]

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